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                                                                    EXHIBIT 99.1


                         NHANCEMENT TECHNOLOGIES INC.
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


The following unaudited pro forma combined balance sheet as of June 30, 1999 and accompanying footnotes give effect to the acquisition of software technology from Eastern Systems Inc. effective August 31, 1999.

  Historically, the software has not generated any revenues. The Company does not expect to begin to amortize this capitalized software until such time as revenues are generated. Furthermore, any interest expected to be earned on the associated loan made to the sellers is immaterial. Accordingly a pro forma statement of operations has not been prepared.

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                 NHANCEMENT TECHNOLOGIES INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                                                                                        CONSOLIDATED
                                                                                                             AS
                                                               HISTORICAL             ADJUSTMENTS         ADJUSTED
                                                               ----------             -----------       ------------
                                                                USD $000               USD $000           USD $000
ASSETS

CURRENT
         Cash and cash equivalents                               $  3,211       (2)          (250)          $  2,961
         Restricted cash                                              271                                        271
         Accounts receivable, net                                   5,958                                      5,958
         Current portion of shareholder debt                          207       (2)           250                457
         Inventory                                                  1,495                                      1,495
         Prepaid expenses and other                                   346                                        346
                                                                 --------                                   --------
TOTAL CURRENT ASSETS                                             $ 11,488                                   $ 11,488

FURNITURE AND EQUIPMENT - net                                       1,150                                      1,150

Excess of cost over net assets acquired                             2,793                                      2,793
Long-term portion of shareholder debt                                 117                                        117
Acquired Software                                                       -       (1)         1,440              1,440
Other assets                                                           25                                         25

                                                                 --------                                   --------
                                                                 $ 15,573                                   $ 17,013
                                                                 --------                                   --------
                                                                 --------                                   --------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT
         Line of Credit                                          $  1,087                                   $  1,087
         Accounts payable                                           3,336                                      3,336
         Accrued liabilities                                        2,117                                      2,117
         Deferred Revenue                                           1,785                                      1,785
         Income Tax Payable                                            47                                         47
         Notes Payable to Stockholders                              1,250                                      1,250
         Payable to seller                                                      (1)           400                400
         Capital lease obligations, current portion                    99                                         99
                                                                 --------                                   --------
TOTAL CURRENT LIABILITIES                                        $  9,721                                   $ 10,121

         Capital lease obligations, net of current portion             70                                         70

                                                                 --------                                   --------
         Total Liabilities                                       $  9,791                                   $ 10,191

STOCKHOLDERS EQUITY
         Preferred Stock                                         $  1,342                                   $  1,342
         Common stock                                                  70       (1)             7                 77
         Additional Paid in Capital                                22,950       (1)         1,033             23,983
         Retained Earinings                                       (18,377)                                   (18,377)
         Cumulative Translation Adjustment                           (203)                                      (203)
                                                                 --------                                   --------
TOTAL STOCKHOLDERS EQUITY                                        $  5,782                                   $  6,822

                                                                 --------                                   --------
                                                                 $ 15,573                                   $ 17,013
                                                                 --------                                   --------
                                                                 --------                                   --------

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                         NHANCEMENT TECHNOLOGIES INC.
          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999


1.   UNAUDITED PRO FORMA ACQUISITION ADJUSTMENTS

(1)  Adjustments to capitalize the total purchase price of the acquired software

675,000 Common Shares  at fair market value (*)                      $1,040,000
Payable to Seller (**)                                               $  400,000

Total Consideration to be paid for software                          $1,440,000

(*) 50% of shares are subject to a lock up for one year, 50% subject to a two-year lock up.
(**) The number of shares to be issued in the future is calculated by dividing $400,000 by the closing bid price of the common shares as quoted on NASDAQ on the date prior to the effectiveness of the registration statement on Form S-3 registering these shares. Adjustment for total additional value of stock to be issued or total amount to be paid in cash. The agreement allows for $400,000 worth of shares to be issued upon the effectiveness of the registration statement on Form S-3. If the S-3 registration statement is not filed within one year from the date of acquisition, then the seller will be paid $400,000 in cash consideration in lieu of issuing additional shares. In this case, the actual cash payable to the seller would be net of any outstanding balance due from the seller under the note receivable.

(2) Adjustment for the interest bearing note receivable from seller of software. This receivable is to be repaid upon issuance of shares equal to $400,000 upon the effective date of the S-3 registration statement. The shares to be issued are deemed collateral for this note receivable.